EXHIBIT 99.2

AUTHORIZATION FORM

FRANKLIN FINANCIAL SERVICES CORPORATION

DIVIDEND REINVESTMENT
AND STOCK PURCHASE PLAN

NOTE:  This is not a proxy.  Return this form only if you wish to participate in the Plan.  Please enroll me in the Franklin Financial Services Corporation Dividend Reinvestment and Stock Purchase Plan.

This will authorize Franklin Financial Services Corporation (“Franklin Financial”) to forward to the Plan Agent all or a portion of the dividends you receive on Franklin Financial common stock to be invested, together with any voluntary cash contributions you make, to purchase additional shares of Franklin Financial common stock.  All investments and any voluntary cash contributions are made subject to the terms and conditions of the Plan as described in the accompanying prospectus.

This authorization and appointment are given by you with the understanding that you may terminate them at any time by notifying the Plan Agent.  Please check all that apply.

☐	Full Dividend Reinvestment – Please reinvest the dividends on all shares of Franklin Financial common stock registered in my name, as well as all future shares that I acquire.

☐
Partial Dividend Reinvestment – Please reinvest the dividends on ___________ shares registered in my name, as well as all future shares that I acquire as a result of the reinvestment of such dividends.

☐
Voluntary Cash Payments – Permit me to purchase additional shares with or without reinvesting dividends on common stock registered in my name.  If choosing this option, and you are not participating in either full or partial dividend reinvestment under the Plan and you do not want dividends paid on shares purchased with voluntary cash payments to be reinvested, please check the following:

☐
No Dividend Reinvestment – I am not currently participating in dividend reinvestment under the Plan.  Please continue to remit to me dividends paid on all shares registered in my name and all shares purchased for my account with optional cash payments.

If you have selected the Voluntary Cash Payment option above, we invite you to join our automatic contribution program by checking the box below.  This feature permits you to have your voluntary cash payment automatically deducted from your checking or savings account at virtually any financial institution.  To join, please check the box below and follow the instructions.

☐
Automatic Contributions – Withdraw $_____________ (min. $25 per transaction and max. $250,000 per calendar month) from my checking or savings account below to purchase additional shares of Franklin Financial common stock.  If selecting this option, please check one of the following to determine the frequency of your investment:

☐   Weekly (each Investment Date*)
☐   Bi-Weekly (the second and last Investment Date* occurring in a month only)
☐   Monthly (the last Investment Date* occurring in a month only)

*Investment Date is the dividend payment date in any week in which a dividend is paid and each Wednesday in any other week.

(To enroll in automatic contributions, you must complete this section and return it along with a voided check for checking accounts or a preprinted deposit slip for savings accounts.  Deductions will occur each Thursday before the your relevant Investment Date, as determined by the frequency of investment you selected above, or if such date is not a business day, the preceding business day.  Your financial institution can provide you with the following required information.)

Type of Account: ☐           Checking                      ☐           Savings

Financial Institution RT/ABA Number: ________________________________________

Checking/Savings Account Number: __________________________________________

If you are interested in taking advantage of the safekeeping feature of the Plan, please check the box below.

☐
Safekeeping – Deposit the enclosed ____________ shares of Franklin Financial common stock for safekeeping.  I understand that if I am currently participating in dividend reinvestment under the Plan all dividends paid on all shares deposited for safekeeping will be reinvested.

Mail completed form to:

Franklin Financial Services Corporation
Shareholder Relations
P.O. Box 6010
Chambersburg, PA 17201

Please sign exactly as name(s) appear on the stock certificate(s).  If shares are held jointly, all holders must sign.

Date:
Signature of Shareholder

Date:
Signature of Shareholder

Print or Type Name and Account No. (if known)

Phone No.